400 Collins Road NE Cedar Rapids, IA 52498
News Release
Clay Jones to retire from Rockwell Collins Board of Directors on July 31
Anthony Carbone named non-executive chairman of the Board
CEDAR RAPIDS, Iowa (June 30, 2014) - The Rockwell Collins Board of Directors announced today that Clay Jones will retire from his role as a director and non-executive chairman of the board on July 31. Anthony Carbone, an independent director and long-time member of the Board, has been appointed Jones’ successor as non-executive chairman effective August 1.
Jones joined Rockwell International in 1979 after serving in the U.S. Air Force. He was appointed president of Rockwell Collins in January 1999, and then became CEO in June 2001 after leading the company through its initial public offering. He has been a member of the board since March 2001 and assumed the role of chairman in 2002. He retired as Rockwell Collins’ CEO on July 31, 2013.
“We’re grateful for the valuable leadership that Clay has provided to the Board of Directors over the past 12 years, during which time he successfully guided our company to a preeminent position in the aerospace and defense industry,” said Carbone. “In my new role, I’m looking forward to working with our Board members and the leadership team of Rockwell Collins to continue growing the company and delivering value to our shareholders.”
Carbone has been a director of Rockwell Collins since June 2001. He currently serves as the lead independent director and chairman of the Compensation Committee and will continue to serve as chairman of the Executive Committee. He served as vice chairman of the Board of Directors of The Dow Chemical Company from February 2000 to October 2005 and Senior Consultant of Dow from November 2000 to October 2005. He served as executive vice president of Dow from November 1996 to November 2000.

About Rockwell Collins
Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training, and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit http://www.rockwellcollins.com.

###

Media Contact:

Pam Tvrdy-Cleary
+1.319.431.0951 mobile
+1.319.295.0591 office
pam.tvrdy@rockwellcollins.com